EXHIBIT 99.1

EaglePicher Incorporated

Contact: Tom Pilholski (602) 794-9600

EAGLEPICHER HOLDINGS, INC. ANNOUNCES

FOURTH QUARTER AND FISCAL YEAR 2003 FINANCIAL RESULTS

     PHOENIX, Arizona, February 16, 2004 – EaglePicher Holdings, Inc. announces its fiscal year 2003 financial results and the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission (SEC). Included in this press release is a summary discussion of Sales, Earnings and Cash Flows. We have also included a copy of our balance sheet, income statement and statement of cash flows. To obtain a more detailed discussion of our financial condition and results of operations, see the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-K, which will be filed with the SEC on February 17, 2004 at www.sec.gov. You can obtain an immediate copy of our Form 10-K by visiting our web site at www.eaglepicher.com, under Investor Relations/ SEC Filings/ Form 10-K Year Ended 2003.

     Fourth Quarter of 2003

          Sales

     Net sales increased $12.1 million, or 7.2%, to $180.5 million in the fourth quarter of 2003 from $168.4 million in the prior year. This increase was due to 36.9% increase in our Technologies Segment’s Power Group and a 10.6% increase in our Automotive Segment’s Wolverine business, partially offset by decreases of 1.6% in our Automotive Segment’s Hillsdale business and 1.1% in our Filtration and Minerals Segment.

          Earnings

     Income (loss) from continuing operations before taxes improved $2.9 million from a loss of $3.7 million in 2002 to $0.8 million in 2003. This change was primarily the result of the following favorable/ (unfavorable) specific items (in million of dollars):

a. Loss from divestitures in 2002	$0.4
b. Restructuring in 2002	2.9
c. Insurance related losses in 2003	(0.2)
d. Increased depreciation expense due to accelerated lives	(1.1)
e. Goodwill amortization expense (no longer amortized in 2003)	3.9

     The remaining $3.0 million of unfavorable earnings represents $3.6 million of operating improvements as a result of increased sales and productivity initiatives which was more than offset by $4.2 million of preferred stock dividend accruals, and $2.4 million of higher interest expense due to higher average debt levels as a result of our August 2003 refinancings.

          Cash Flows and Net Debt

     Cash flow was strong in the fourth quarter of 2003 as our net debt (total debt on the balance sheet plus the obligations of our asset-backed securitization less cash on our balance sheet) was reduced by $46.4 million to $354.6 million at November 30, 2003 from $401.0 million at August 31, 2003. The improvement was due to the strong operating performance and improvements in working capital performance. During the quarter, we made $7.1 million of investments to increase our ownership interest from 50% to a controlling 62% in EaglePicher Horizon Batteries LLC, a manufacturer and distributor of a next generation lead-acid woven battery technology, and a 60% controlling investment in EP NTZ Micro Filtration, LLC, a manufacturer and distributor of next generation micro-filtration products and solutions for automotive suppliers.

     Full Year 2003

          Sales

     Net sales increased $17.3 million, or 2.6%, to $685.4 in 2003 from $668.1 in 2002. Excluding sales from our Precision Products business within our Technologies Segment, which we divested in July 2002, net sales increased $20.7 million, or 3.1%.

     This increase was due to strong increases of 37.5% in our Technologies Segment’s Power Group and 13.2% in our Automotive Segment’s Wolverine business, partially offset by decreases of 5.5% in our Automotive Segment’s Hillsdale business and 4.3% in our Filtration and Minerals Segment.

     The substantial increase in our Power Group sales is primarily due to new defense contracts, improved pricing and increased defense spending. The lower Hillsdale sales are primarily related to the 4.0%-4.5% decrease in overall North American light vehicle production levels in 2003 and the phase-out of three programs. The strong increase in our Wolverine division sales, despite lower North American vehicle production, was attributed to new programs and applications generating 6.3% volume growth and 6.8% favorable foreign exchange rates as a result of the strengthening of the Euro.

          Earnings

     Income (loss) from continuing operations before taxes improved $41.7 million from a loss of $30.1 million in 2002 to income of $11.6 million in 2003. This change was primarily the result of the following favorable/ (unfavorable) specific items (in million of dollars):

a. Loss from divestitures in 2002	$6.5
b. Restructuring in 2002	5.9
c. Insurance related gains in 2003 and losses in 2002	11.4
d. Write-off of deferred financing costs in 2003	(6.3)
e. Goodwill amortization expense (no longer amortized in 2003)	15.4

     The remaining $8.8 million represents $13.0 million of operating improvements as a result of increased sales and productivity initiatives partially offset by $4.2 million of preferred stock dividend accruals.

          Cash Flows and Net Debt

     We experienced very positive cash flow in 2003. Operating activities used $1.0 million in cash during 2003 compared to providing $75.9 million in 2002. In 2002, cash flows from operating activities were impacted by our net loss of $36.8 million, which was offset by non-cash charges of $65.0 million from depreciation and amortization, $6.5 million from losses from divestitures, $6.1 million from deferred income taxes, and $3.1 million from insurance related losses, which results in cash sources of $43.9 million compared to a similarly calculated amount in 2003 of $60.0 million. The 2003 amount of $60.0 million, an improvement of $16.1 million, or 36.7%, over 2002, is comprised of our net income of $2.8 million, and non-cash charges of $50.8 million from depreciation and amortization, $4.2 million for preferred stock dividends accrued, $4.2 million from loss from discontinued operations, and $6.3 million from the write-off of deferred financing costs, partially offset by non-cash insurance gains of $8.3 million.

     The operating cash flow for 2002 was also increased by $32.0 million due to changes in certain assets and liabilities, resulting in net cash provided by operating activities of $75.9 million, primarily due to $46.5 million of proceeds from the sale of receivables to our accounts receivable asset-backed securitization, which was partially offset primarily by increases in our percentage of completion accounting working capital needs and decreases in accrued liabilities.

     The operating cash flow for 2003 was reduced by $61.0 million due to changes in certain assets and liabilities, resulting in net cash used in operating activities of $1.0 million. This was primarily due to:

a.     $46.5 million use of cash to pay off all the obligations of EaglePicher Funding Corporation;

b.     $3.1 million of cash generated from the better management of the primary working capital areas of accounts receivable, inventories, and accounts payable;

c.     $7.8 million of cash received from insurance settlements;

d.     approximately $15.0 million for payments on restructuring and legal matters which were expensed in 2002; and

e.     $10.3 million increase in production on long-term defense contracts where costs are incurred before shipments or milestone billings are made and collected; this was primarily driven by a 37.5% increase in our Power Group revenues within our Technologies Segment.

     Our investing activities used $23.6 million in cash during 2003 compared to using $7.9 million in 2002. The 2003 amount primarily includes $16.2 million for capital expenditures and $7.6 million for the purchase of intangibles and investments in unconsolidated subsidiaries. The 2002 amount primarily includes $16.3 million for capital expenditures, which was partially offset by $10.0 million of proceeds from the sale of businesses. We expect our capital expenditures to be between $35.0 million to $40.0 million in 2004, and our investments in unconsolidated or consolidated ventures to be between $8.0 million and $10.0 million.

     Our financing activities provided $37.1 million of cash during 2003 compared to using $67.4 million during 2002. During 2003, we refinanced and incurred an additional $39.5 million of debt ($250.0 million of senior unsecured notes were issued to redeem $210.5 million of our existing $220.0 million of senior subordinated notes). These additional proceeds were used to reduce lower rate bank debt and the obligations of our accounts receivable asset-backed securitization. During 2002, we used $34.7 million to reduce our revolving credit facility, primarily from proceeds associated with the sale of our receivables to our accounts receivable asset-backed securitization. Also during 2002, regularly scheduled debt payments and divestitures resulted in a $32.5 million decline in our long-term debt.

     Our net debt (total debt on the balance sheet plus the obligations of our asset-backed securitization less cash on our balance sheet) was reduced by $34.1 million to $354.6 million at November 30, 2003 from $388.7 million at November 30, 2002. The improvement was due to the strong operating performance and improvements in working capital performance, as discussed above.

     Q4 and Full Year 2003 Earnings Conference Call

     On Wednesday, February 18, 2004, we will also host a conference call to discuss our progress and performance for the quarter and the outlook for the future, followed by a question and answer session. The conference call, which may include forward looking statements, will be web cast and is scheduled to begin at 1:00 pm Eastern Time (10:00 am Pacific). The audio portion of the conference call may be accessed by dialing (800) 893-5903 or +1 (706) 679-3901 for international callers a few minutes prior to the scheduled start time. Callers should ask for the EaglePicher 4th Quarter Conference Call hosted by Tom Scherpenberg, vice president and treasurer.

     To attend the web cast portion of this meeting, you must first register. Please click (or cut/paste into your web browser) the following link to see more information about and to register for this meeting:

     https://intercall.webex.com/intercall/j.php?ED=80474571&RG=1

Once you have registered for the meeting, you will receive an email message confirming your registration and providing the information that you will need to join. A replay of the conference call and web cast will be available on our web site following the call at http://www.eaglepicher.com/EaglePicherInternet/About_EaglePicher/InvestorRelatio ns.htm.

     Reconciliation of Net Debt to our GAAP Financial Measure

     The following is a reconciliation of our Net Debt to our GAAP balance sheet as of November 30, 2002, August 31, 2003, and November 30, 2003 (in millions of dollars):

	November 30,	August 31,	November 30,
	2002	2003	2003

Current portion of debt on our balance sheet	$18.6	$3.2	$13.3
Long-term portion of debt on our balance sheet	355.1	421.8	408.6
Obligations of our accounts receivable asset- backed securitization	46.5	—	—
Cash on our balance sheet	(31.5)	(24.0)	(67.3)

Net debt	$388.7	$401.0	$354.6

EaglePicher Incorporated, founded in 1843 and headquartered in Phoenix, Arizona, is a diversified manufacturer and marketer of innovative, advanced technology and industrial products and services for space, defense, environmental, automotive, medical, filtration, pharmaceutical, nuclear power, semiconductor and commercial applications worldwide. The company has 4,000 employees and operates more than 30 plants in the United States, Canada, Mexico, the U.K. and Germany. Additional information on the company is available on the Internet at www.eaglepicher.com.

EaglePicher Holdings, Inc. is the parent of EaglePicher Incorporated.

EaglePicher™ is a trademark of EaglePicher Incorporated.

This news release contains statements that, to the extent that they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to maintain existing relationships with customers, demand for our products, our ability to successfully implement productivity improvements and/or cost reduction initiatives; and our ability to develop, market and sell new products, our ability to obtain raw materials, increased government regulation or changing regulatory policies resulting in higher costs and/or restricting output, increased price competition, currency fluctuations, general economic conditions, acquisitions and divestitures, technological developments and changes in the competitive environment in which we operate, as well as factors discussed in our filings with the U.S. Securities and Exchange Commission.

EaglePicher Holdings, Inc.
Consolidated Balance Sheets
November 30, 2002 and 2003
(in thousands of dollars, except share and per share amounts)

	2002	2003

ASSETS
Current Assets:
Cash and cash equivalents	$31,522	$67,320
Receivables, net of doubtful accounts of $435 in 2002 and $1,136 in 2003	19,979	25,943
Retained interest in EaglePicher Funding Corporation, net of allowance of $700 in 2002 and $712 in 2003	29,400	63,335
Costs and estimated earnings in excess of billings	16,942	28,433
Inventories	45,504	53,205
Assets of discontinued operations	28,899	4,441
Prepaid expenses and other assets	15,363	10,394
Deferred income taxes	10,798	8,526

	198,407	261,597
Property, Plant and Equipment, net	173,658	151,894
Goodwill	159,640	159,640
Prepaid Pension	54,796	56,891
Other Assets, net	26,540	33,516

	$613,041	$663,538

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$83,178	$89,274
Current portion of long-term debt	18,625	13,300
Compensation and employee benefits	18,689	15,783
Billings in excess of costs and estimated earnings	944	2,098
Accrued divestiture reserve	17,662	9,297
Liabilities of discontinued operations	4,305	956
Other accrued liabilities	36,380	32,984

	179,783	163,692
Long-term Debt, net of current portion	355,100	408,570
Postretirement Benefits Other Than Pensions	17,635	17,418
Other Long-Term Liabilities	10,128	9,649
11.75% Cumulative Redeemable Exchangeable Preferred Stock; 50,000,000 shares authorized; 14,191 shares issued and outstanding (Mandatorily Redeemable at $10,000 per share on March 1, 2008)	—	154,416

	562,646	753,745

11.75% Cumulative Redeemable Exchangeable Preferred Stock; 50,000,000 shares authorized; 14,191 shares issued and outstanding (Mandatorily Redeemable at $10,000 per share on March 1, 2008)	137,973	—

Commitments and Contingencies
Shareholders’ Equity (Deficit):
Common stock; $0.01 par value each; 1,000,000 shares authorized and issued	10	10
Additional paid-in capital	99,991	92,810
Accumulated deficit	(175,112)	(184,543)
Accumulated other comprehensive income (loss)	(4,376)	1,516
Treasury stock, at cost, 66,500 shares in 2002	(8,091)	—

	(87,578)	(90,207)

	$613,041	$663,538

EaglePicher Holdings, Inc.
Consolidated Statements of Income (Loss)
Years Ended November 30, 2001, 2002 and 2003
(in thousands of dollars, except share and per share amounts)

	2001	2002	2003

Net Sales	$657,324	$668,143	$685,426

Operating Costs and Expenses:
Cost of products sold (exclusive of depreciation)	532,165	521,821	522,277
Selling and administrative	52,468	63,731	63,211
Depreciation and amortization	41,601	46,510	48,069
Goodwill amortization	15,385	15,392	—
Restructuring	14,163	5,898	—
Loss from divestitures	2,105	6,497	—
Insurance related losses (gains)	—	3,100	(8,279)

	657,887	662,949	625,278

Operating Income (Loss)	(563)	5,194	60,148
Interest expense	(35,406)	(36,812)	(36,511)
Preferred stock dividends accrued	—	—	(4,169)
Other income (expense), net	3,566	1,516	(1,583)
Write-off of deferred financing costs	—	—	(6,327)

Income (Loss) from Continuing Operations Before Taxes	(32,403)	(30,102)	11,558
Income Tax Provision (Benefit)	(10,171)	1,938	2,837

Income (Loss) from Continuing Operations	(22,232)	(32,040)	8,721
Discontinued Operations:
Loss from operations of discontinued businesses, net of income tax provision (benefit) of $(745), $663 and $0	(1,323)	(4,792)	(1,683)
Loss on disposal of discontinued business, net of income tax benefit of $6,084 in 2001 and $600 in 2003	(30,416)	—	(4,195)

Net Income (Loss)	(53,971)	(36,832)	2,843
Preferred Stock Dividends Accreted or Accrued	(13,282)	(14,887)	(12,274)

Loss Applicable to Common Shareholders	$(67,253)	$(51,719)	$(9,431)

Basic and Diluted Loss per Share Applicable to Common Shareholders:
Loss from Continuing Operations	$(36.18)	$(48.63)	$(3.66)
Loss from Discontinued Operations	(32.33)	(4.97)	(6.05)

Net Loss	$(68.51)	$(53.60)	$(9.71)

EaglePicher Holdings, Inc.
Consolidated Statements of Cash Flows
Years Ended November 30, 2001, 2002 and 2003
(in thousands of dollars)

	2001	2002	2003

Cash Flows From Operating Activities:
Net income (loss)	$(53,971)	$(36,832)	$2,843
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	60,703	65,033	50,786
Preferred stock dividends accrued	—	—	4,169
Loss on disposal for discontinued operations	30,416	—	4,195
Loss from divestitures	2,105	6,497	—
Insurance related losses (gains)	—	3,100	(8,279)
Write-off of deferred financing costs	—	—	6,327
Deferred income taxes	(9,344)	6,147	(79)
Changes in assets and liabilities, net of effects of divestitures:
Sale of receivables, net	—	46,475	(46,475)
Receivables	(3,169)	(857)	6,576
Inventories	4,674	(1,463)	(7,701)
Costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings, net	(412)	(7,342)	(10,337)
Accounts payable	27,214	(276)	4,242
Accrued liabilities	3,694	(7,343)	(14,467)
Proceeds from insurance	—	—	7,848
Other, net	(1,803)	2,729	(606)

Net cash provided by (used in) operating activities	60,107	75,868	(958)

Cash Flows From Investing Activities:
Proceeds from sales of divisions	—	10,027	—
Proceeds from the sale of property and equipment, and other, net	—	639	238
Capital expenditures	(34,184)	(16,314)	(16,269)
Purchase of intangibles	—	—	(3,172)
Investments in unconsolidated subsidiaries	—	(2,299)	(4,426)
Other, net	(247)	—	—

Net cash used in investing activities	(34,431)	(7,947)	(23,629)

Cash Flows From Financing Activities:
Reduction of long-term debt	(18,946)	(32,527)	(19,000)
Redemption of senior subordinated notes	—	—	(210,500)
Net borrowings (repayments) under revolving credit agreements	6,229	(34,736)	(121,500)
Issuance (acquisition) of treasury stock	(2,162)	(159)	910
Proceeds from the New Credit Agreement and Senior Unsecured Notes	—	—	398,000
Payment of deferred financing costs	—	—	(10,844)
Other, net	(872)	—	—

Net cash (used in) provided by financing activities	(15,751)	(67,422)	37,066

Net Cash Provided by Discontinued Operations	7,476	5,244	17,398

Effect of Exchange Rates on Cash	(248)	1,159	5,921

Net Increase in Cash and Cash Equivalents	17,153	6,902	35,798
Cash and Cash Equivalents, beginning of year	7,467	24,620	31,522

Cash and Cash Equivalents, end of year	$24,620	$31,522	$67,320

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Equipment acquisitions financed by capital leases	$—	$—	$1,105

Equipment acquired by accounts payable	$—	$—	$1,854